UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 7, 2011
(Date of earliest event reported)

VITACOST.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34468 (Commission File No.)	37-1333024 (IRS Employer Identification No.)

5400 Broken Sound Blvd. NW – Suite 500
Boca Raton, Florida 33487-3521
(Address of Principal Executive Offices)

(561) 982-4180
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 7, 2011, Vitacost.com, Inc. (the “Company”) received a letter (the “Additional Staff Determination Letter”) from The NASDAQ Stock Market (“NASDAQ”) indicating that the Company is not in compliance with Listing Rule 5250(c)(1) due to the delinquent filing of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010 (the “Annual Report”).

As previously announced, on December 21, 2010, the Company received a letter from NASDAQ indicating that the NASDAQ staff had determined that continued listing of the Company’s securities on The NASDAQ Stock Market was no longer warranted.  The Company timely appealed the Staff determination, and requested a hearing before a NASDAQ Hearings Panel (the “Panel”), which was held on February 3, 2011.  On February 28, 2011, the Company received written notice that the Panel had determined to grant the request of the Company to remain listed on The NASDAQ Stock Market, subject to certain conditions.

The Additional Staff Determination Letter, which the Company expected, advised that the Panel will consider the Company’s failure to timely file the Annual Report in their decision regarding the continued listing of the Company’s securities on The NASDAQ Stock Market.  The Company has until April 14, 2011 to present its views with respect to this additional deficiency to the Panel.  The Company intends to respond to the request in a timely manner.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated April 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2011

VITACOST.COM, INC.

	By:	/s/ Stephen Markert, Jr.
	Name:	Stephen Markert, Jr.
	Title:	Interim Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated April 12, 2011.